Exhibit 5.1

19th Floor, High Street Tower

125 High Street

Boston, MA 02110-2736

617.204.5100

Fax 617.204.5150

December 22, 2014

Paratek Pharmaceuticals, Inc.

75 Kneeland Street

Boston, MA 02111

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form S-8 (the “Registration Statement”) of Paratek Pharmaceuticals, Inc., a Delaware corporation (the “Company”), filed on the date hereof with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”). The Registration Statement covers 757,402 shares (the “2014 Plan Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), subject to adjustment as provided in the Paratek Pharmaceuticals, Inc. 2014 Equity Incentive Plan, as amended (the “Equity Incentive Plan”), issuable by the Company pursuant to awards (“Awards”) granted and available for grant, but not yet granted, under the Equity Incentive Plan.

We have examined the Registration Statement, including the exhibits thereto, the Amended and Restated Certificate of Incorporation of the Company, as amended, the Amended and Restated Bylaws of the Company, the Equity Incentive Plan, actions by written consent of the Company’s Board of Directors relating to the assumption of the Equity Incentive Plan, the filing of the Registration Statement with the Commission and the reservation of Common Stock to be issued under the Equity Incentive Plan and such other documents as we have deemed appropriate in rendering this opinion. As to matters of fact, we have relied on representations of officers of the Company. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the authenticity of all documents submitted to us as copies of originals. Based on the foregoing, we are of the opinion that the 2014 Plan Shares have been duly authorized and, when issued and paid for in accordance with the terms of the Equity Incentive Plan and the applicable Award, will be validly issued, fully paid and non-assessable. This opinion is being furnished to you solely for submission to the Commission as an exhibit to the Registration Statement and, accordingly, may not be relied upon, quoted in any manner to, or delivered to any other person or entity, without in each instance our prior written consent.

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www.pepperlaw.com

Paratek Pharmaceuticals, Inc.

December 22, 2014

We express no opinion herein as to the law of any state or jurisdiction other than the General Corporation Law of the State of Delaware, including statutory provisions and all applicable provisions of the Constitution of the State of Delaware and reported judicial decisions interpreting such laws of the State of Delaware and the federal laws of the United States of America.

We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Commission thereunder.

Very truly yours,

/s/ Pepper Hamilton LLP
Pepper Hamilton LLP